BioRestorative Therapies Provides End of Year Shareholder Letter

Company Expects Several Milestones as Momentum Builds for 2021

MELVILLE, N.Y., January 05, 2020 -- BioRestorative Therapies, Inc. ("BioRestorative" or the "Company") (OTC: BRTX), a life sciences company focused on stem cell-based therapies, today announced the following letter from its Chief Executive Officer, Lance Alstodt, to its shareholders and the investment community.

Dear Fellow BioRestorative Therapies, Inc. Shareholder:

As 2020 comes to a close, I'd like to introduce myself as the new CEO of BioRestorative Therapies. 2020 has brought much in the way of challenges for many of us here in the United States and throughout the world. In light of this, I'm very grateful to be in the position to experience and navigate these challenges with the team at BioRestorative Therapies, including our employees, service providers and investors. I thought as we conclude this difficult 2020 and approach 2021, it would be appropriate to share with you some important strategic goals for our Company.

As you may already know, on November 16, 2020, we successfully emerged from chapter 11 reorganization. This process was a long and challenging journey for the Company. I'm inspired by the great resolve and execution from our employees, professionals and investors. We are very pleased that all requirements were met for us to emerge. Allowed creditor claims have been satisfied and, as importantly, our equity holders have retained their shares in this exciting new opportunity. We were able to preserve all of our intellectual property assets and look forward to initiating our Phase 2 clinical trial.

Focus and intensity will be the way we approach all of our corporate activities. In our immediate future, we will focus on setting realistic, measurable goals and executing upon them. Looking ahead, we have identified three critical strategic goals: getting current with our SEC filings; advancing our scientific programs; and streamlining our organization to maximize efficiencies.

Our first priority is to become current with our SEC filings. Our latest filed periodic report is the September 30, 2019 10-Q; therefore, we will need to file our 2019 10-K, our 2020 10-Qs and our 2020 10-K (which is not due until March 31, 2021). Much work needs to be done, but with our team of accountants, auditor and attorneys, we expect to return to a current status by early next year. Discussions with the SEC have provided us with the information necessary to create a clear and thoughtful pathway to executing on

this process. We expect to file our 2019 10-K in February 2021, our 2020 10-Qs in March 2021 and our 2020 10-K timely in 2021 (giving effect to the 15 day extension afforded by the SEC's rules). Not only would that bring us current, but it would also trigger, pursuant to the confirmed plan of reorganization, a milestone funding obligation from the company that provided the debtor-in-possession (DIP) financing to us during the chapter 11 process. The amount of the funding is to be $3.5 million less the sum of the approximately $1.2 million of DIP financing provided during the reorganization and the costs incurred by the DIP funder.

At the same time, we are looking to advance our scientific programs. We hope to have our cGMP manufacturing facility completed during the first half of 2021. This facility will be used to manufacture BRTX-100, our lead clinical product for our Phase 2 clinical trial. With in-house cGMP manufacturing capabilities, we will be able to coordinate with our contract research organization (CRO) and initiate our trial, transitioning us into a clinical stage company. During 2021 we expect to finalize the pre-clinical work for our brown fat program and file a drug master file (DMF) with the FDA. This would allow us to file an investigational new drug (IND) application giving BioRestorative Therapies two active clinical programs.

Although we remain focused on our efforts to take BRTX-100 to the clinical trials, we plan on leveraging our cellular therapy platform by working with our product pipeline and expanding our programs, targeting new indications that address unmet medical needs.

In terms of streamlining our operations, we have begun to renegotiate key contracts with service vendors, both operational and professional, that impact our overhead. We have analyzed our human resource needs and will outsource some of the key positions to better match the resource with the business need. We intend to reduce near-term executive cash-based salaries to better align our team with investors. The successful implementation of such programs will ensure that we are operating more characteristically like a start up emerging growth biotech company, all with a healthier and cleaner balance sheet affording us a slower burn and an optimized infrastructure.

We are committed to making 2021 a landmark year by developing our programs, including the initiation of our Phase 2 clinical trial with BRTX-100. We will continue to focus on bringing our products to market as quickly as possible. We will also continue to seek to solidify our relationships within the industry, and build upon our existing strong research collaborations with academic leaders.

Visit our website at www.biorestorative.com to receive all future shareholder updates and notifications.

Thank you to the BioRestorative Family for your loyalty and ongoing support.

I wish you and all those near and dear to you a wonderful Holiday Season and the very best for 2021 and beyond.

Very truly yours,

Lance Alstodt
Chairman & CEO
BioRestorative Therapies, Inc.
40 Marcus Drive Suite One
Melville, NY 11747
(631) 760-8100 office
(631) 760-8414 fax
Lalstodt@biorestorative.com
www.biorestorative.com

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, those set forth in the Company's latest Form 10-K filed with the Securities and Exchange Commission (SEC) and other filings made with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this letter are made as of the date hereof and the Company undertakes no obligation to update such statements.

Email: ir@biorestorative.com